Exhibit 10.27

VCA ANTECH, INC.
SUMMARY OF EXECUTIVE OFFICERS’ COMPENSATION
FOR 2005

Annual Cash Compensation

Base Compensation. Set forth below are the base salaries effective for 2004 of the Chief Executive Officer, each of the four most highly compensated executive officers in 2004, and each of our other executive officers. These salaries continue in 2005 until the Compensation Committee of the Board of Directors completes its annual review, which is expected to occur in March 2005. The Compensation Committee of the Board of Directors reviews the base salaries of the executive officers annually and makes adjustments as it deems appropriate.

Name	Title	Base Salary
Robert L. Antin (1)	Chairman, President & Chief Executive Officer	$562,432

Arthur J. Antin (1)	Chief Operating Officer & Senior Vice President	$449,946

Tomas W. Fuller (1)	Chief Financial Officer, Vice President and Secretary	$264,368

Neil Tauber	Senior Vice President	$295,152

Dawn Olsen	Principal Accounting Officer, Vice President & Controller	$183,040

(1) Please refer to the employment agreements of these executive officers, each of which has been filed with the Securities and Exchange Commission, for the other terms and conditions of their employment.

Cash Bonus Plan. Each of the executive officers are eligible to participate in the bonus plan. In the case of the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Senior Vice President, under the plan, the Compensation Committee awards annual cash bonuses to executive officers in an amount computed as a percentage of such officer’s base salary dependent upon the achievement by the Company and/or the executive of performance criteria established by the Compensation Committee with respect to any year. In 2004, the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Senior Vice President had the opportunity to earn a bonus under the plan of up to 100%, 90%, 70% and 70% of their base salary. For each of our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, the performance targets established for 2004 by the Compensation Committee were based on Adjusted EBITDA, which is defined as earnings before interest, taxes, depreciation and amortization, adjusted to exclude certain significant items as determined in the discretion of the Compensation Committee. For our Senior Vice President of Development, the performance targets established for 2004 by the Compensation Committee are based on Adjusted EBITDA and an annual development target measured by the aggregate annualized revenue attributable to all acquired businesses during the year. Any bonus awarded to the Principal Accounting Officer is determined in the sole discretion of the Compensation Committee. The Compensation Committee of the Board of Directors has not established bonus awards or performance targets for 2005 as of the date of this filing.

      Bonuses awarded for 2004 in accordance with the foregoing were as follows:

Name	Title	2004 Bonus
Robert L. Antin	Chairman, President & Chief Executive Officer	$562,432

Arthur J. Antin	Chief Operating Officer & Senior Vice President	$404,951

Tomas W. Fuller	Chief Financial Officer, Vice President and Secretary	$206,606

Neil Tauber	Senior Vice President	$185,058

      The Compensation Committee of the Board of Directors has not determined the amount of the cash bonus payable to the Principal Accounting Officer as of the date of this filing.

Long Term Incentives

Stock Options and Restricted Stock. Executive officers, together with our other employees, are eligible to receive grants of awards under our 2001 Stock Option Plan. These awards may be in the form of stock options or purchase rights. The number of shares underlying options or shares are established by the Compensation Committee of our Board of Directors.

Other Plans. Executive officers are eligible to participate in our group health, dental, life, disability, retirement and other plans on the same basis as all other employees.